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The Loewen Group Inc.
                                      NEWS


Stock Symbols:                     Investor contacts:
NYSE:    LWN                       Paul Wagler, Senior Vice President, Finance
TSE:     LWN                       Dwight Hawes, Vice President, Finance
ME:      LWN                       The Loewen Group Inc.
                                   Tel: (800) 347-7010

(All amounts listed in U.S. dollars)

                                   Media Contacts:
                                   Dave Laundy, Vice President,
                                   Corp. Communications
                                   Tel: (604) 293-7857

                                   Tom Franco
                                   Broadgate Consultants Inc.
                                   Tel: (212) 229-2222


                              FOR IMMEDIATE RELEASE


                 THE LOEWEN GROUP ANNOUNCES RECORD THIRD QUARTER


VANCOUVER, B.C., November 7, 1996 - Record revenues during the third quarter of 1996 and a 26% increase in fully diluted earnings per share were reported today by the Loewen Group Inc. The Company also announced it had completed a record level of acquisitions in the nine months ended September 30, 1996.

RECORD REVENUE AND EARNINGS

During the third quarter of 1996, revenues increased 51% to $231.5 million, up from $153.6 million for the same quarter of the previous year. Earnings from operations also increased to $47.3 million, up 67% from the same period in 1995.

Before giving effect to 1996 costs associated with the hostile takeover proposal from Service Corporation International and 1995 non-recurring costs for legal proceedings, fully diluted earnings per share increased 26% to $0.29 for the three months ended September 30, 1996 from $0.23 for the same period in 1995. Fully diluted earnings per share after such non-recurring costs increased 25% to $0.25 for the third quarter from $0.20 for the same period in 1995.
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For the first nine months of 1996, in comparison to the same period in 1995, revenue increased 54% to $647.7 million from $421.1 million. Earnings from operations rose 51% to $141.8 million from $93.9 million. Fully diluted earnings per share increased to $0.84 per share from $0.82 per share as the increase in net earnings was offset by the increased number of Common shares outstanding and the Series C preferred share dividend.

Strong growth in the Company's cemetery division continued during the quarter, with 1996 cemetery revenues increasing 100% to $77.7 million in the third quarter of 1996 from $38.9 million the previous year. Gross margins for cemetery operations improved to 34.3% from 28.4% for the previous year's quarter.

Funeral home revenues increased 23% in the third quarter to $130.8 million, up from $106.3 million in 1995. Funeral home gross margins were 38.5% for the three months ended September 30, 1996, as compared to 40.0% for the same quarter of 1995.

Insurance revenues increased in the third quarter of 1996 to $23.0 million from $8.4 million in 1995, primarily due to the March 1996 acquisition of the insurance assets of S.I. Acquisition Associates L.P.

1996 ACQUISITION PROGRAM

To date in 1996, the Company has acquired 132 funeral homes, 110 cemeteries and two insurance companies with an aggregate purchase price of approximately $520 million. In addition, the Company has signed agreements for the acquisition of 89 additional funeral homes and 91 additional cemeteries for an estimated aggregate purchase price of $277 million.

The Company's acquisitions in 1996 have include S.I. Acquisition Associates L.P., with its 15 funeral homes, two cemeteries and two insurance companies; CMS West with its seven funeral homes and 28 cemeteries and, through an affiliate, the Eldridge group with its eight cemeteries. These operations have significantly strengthened the Company's presence in Louisiana, Pennsylvania and Michigan respectively.

To date in 1996, The Loewen Group has been involved in acquisitions or structured transactions totalling $1.3 billion. Loewen has signed or closed $797 million in acquisitions. In addition, with Blackstone Capital Partners II Merchant Banking Fund L.P., Loewen has invested in two highly innovative structured transactions aggregating $535 million - the $295 million August 1996 acquisition of Prime Succession, Inc., and the $240 million signed acquisition of the Rose Hills Memorial Park and mortuary, which is expected to close in late November 1996. Loewen invested $78 million in cash in the Prime transaction and expects to invest $72 million in cash and $23 million in property in the Rose Hills transaction.

"We remain committed to maximizing shareholder value through effective cost management and an aggressive program of acquisitions, which this year has given us the largest acquisition volume of any funeral and cemetery company in North America," said Chairman and CEO Raymond L. Loewen.
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"The key to our success and credibility is the quality of our service to families on the local level, our succession planning commitments to new affiliates and a sharp focus on strong financial management, " said Mr. Loewen.

STRATEGIC INVESTMENTS

On September 20, 1996, The Loewen Group announced the formation of its second corporate venture with Blackstone Capital Partners, to acquire the cemetery and mortuary operations and assets of The Rose Hills Memorial Park Association and Roses Inc., of Los Angeles for $240 million.

Among Rose Hills' operations and assets are Rose Hills Memorial Park, the largest cemetery in North America, and its mortuary, which serves more families annually than any other single location mortuary in the United States. As part of the transaction, 14 funeral homes and two combination funeral home/cemetery operations currently owned by Loewen in Los Angeles and Orange Counties will be integrated into the new company.

"This transaction, which we expect will be additive to earnings per share in 1997, is part of Loewen's long-term growth plan to acquire strategic operators consisting of larger urban properties as well as small, family-owned funeral homes and cemeteries, a strategy which is making Loewen the trendsetter in our industry and which we believe will add long-term value for our shareholders," said Mr. Loewen.

The previously announced investment in Prime Succession Inc., North America's fourth largest operator by revenue, was completed on August 26, 1996. Together, with Loewen's proposed investment in Rose Hills, these strategic investments provide an opportunity to significantly expand Loewen's presence and involvement in premier funeral and cemetery properties in the United States.

SCI HOSTILE TAKEOVER OFFER

On September 17, 1996, Service Corporation International announced its intention to launch a hostile takeover proposal of The Loewen Group Inc., initially offering a stock for stock exchange valuing Loewen Common shares at $43. On October 2, 1996, SCI announced it intended to make a share exchange tender offer valuing Loewen's Common shares at $45 and its Series C Preferred shares at $29.50.

Both proposals were unanimously rejected by Loewen's Board of Directors, which stated that the best way to maximize value for shareholders is through continued implementation of the Company's long-term business plan as an independent company.

In a letter to shareholders dated October 10, Mr. Loewen said the Company would continue to execute its business plan. "We have the right strategy, and its working. We have the right team and a reputation as a provider of superior services. We're in the right industry at the right time. And we have built a strong foundation for significant growth in revenues and profitability in the future," he wrote.
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With corporate offices in Burnaby, British Columbia, Cincinnati and
Philadelphia, The Loewen Group is the second largest funeral home and cemetery operator in North America. The Company employs approximately 13,000 people and owns and operates 947 funeral homes and 289 cemeteries across the United States and Canada. Over 90 per cent of the Company's revenue is derived from the United States.

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